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                                                                 EXHIBIT (a)(11)

                          [LETTERHEAD OF EMCO LIMITED]



February 28, 2003

TO: PARTICIPANTS IN THE EMCO EMPLOYEE STOCK PURCHASE PLAN

Enclosed is the formal documentation of an offer by 2022841 Ontario Inc. to purchase all of the shares of Emco Limited. As you are an Emco shareholder through the Employee Stock Purchase Plan, this offer is important to you and you should review the enclosed materials. You must decide whether to accept the offer for your shares.

The purpose of this letter is to provide you with a summary of certain highlights of the offer and to let you know what steps you must take if you wish to accept the offer.

THE OFFER

         - The bidder (2022841 Ontario Inc.) is offering to pay $16.60 Canadian in cash for each share of Emco that you own, on the terms and conditions described in the enclosed documents. One of the more important conditions is that shareholders owning at least 2/3 of the outstanding shares accept the offer by its expiry date, which is anticipated to be Monday, April 7, 2003.

         - After considering a number of alternatives to increase shareholder value, the board of directors of Emco has recommended that shareholders accept this offer.

         - If the offer is successful, all of your shares in the Employee Stock Purchase Plan will vest and you will be able to tender all shares in your account to this offer.

         - You will shortly receive a statement showing the total number of shares you have in the Employee Stock Purchase Plan.

         -        This letter contains only summary information about the offer.
                  You are urged to read the accompanying circular of 2022841 Ontario Inc. with respect to the offer in detail before you decide whether or not to sell your shares.

YOUR CHOICES

         -        If you do not wish to accept the offer, do nothing.

         - If you wish to accept the offer for all of your shares, complete BLOCK A on page 3 of the attached Letter of Transmittal and Direction, complete BLOCK B on page 4 (if you are a U.S. employee), date and sign the letter on page 4, and send it by mail or courier in the enclosed addressed envelope to Clarica Trust Company at the address set out in the Letter of Transmittal and Direction. Clarica, as the registered holder of the Emco shares held in the Employee Stock Purchase Plan, will then tender your shares into the offer on your behalf. Note that your letter must be received by Clarica by the offer expiry date for your acceptance to be effective.

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         -        If you wish to accept the offer for only some of your shares, write that number in the blank in Item 1 on page 1 of the attached Letter of Transmittal and Direction, complete BLOCK A on page 3, complete BLOCK B on page 4 (if you are a U.S. employee), date and sign the letter on page 4, and send it by mail or courier in the enclosed addressed envelope to Clarica Trust Company at the address set out in the Letter of Transmittal and Direction. Clarica, as the registered holder of the Emco shares held in the Employee Stock Purchase Plan, will then tender your shares into the offer on your behalf. Note that your letter must be received by Clarica by the offer expiry date for your acceptance to be effective.

         - Note that if you accept the offer and then change your mind, you may under certain circumstances have a right to withdraw your shares from the offer. In order to exercise any such right, you must provide written notice that you wish to withdraw to Clarica Trust Company at the address set out in the Letter of Transmittal and Direction, by personal delivery, courier or fax. Clarica, as the registered holder of the Emco shares held in the Employee Stock Purchase Plan, will then withdraw your shares from the offer on your behalf.

We would emphasize that if you choose to accept the offer for some or all of your shares in the Employee Stock Purchase Plan, you must arrange for the delivery of your completed and signed Letter of Transmittal and Direction to Clarica by the offer expiry date in order to be effective.

You may also have received another somewhat similar package of documents from Computershare Trust Company in respect of the offer. Please note that the Letter of Transmittal and Direction enclosed with this letter (and NOT the documents received from Computershare Trust Company) should be used by you for the shares held by you in the Emco Employee Stock Purchase Plan. (You should use the documents received from Computershare Trust Company for any other Emco shares owned by you.)

Note also that the completed and signed Letter of Transmittal and Direction must be delivered to Clarica Trust Company at the address set out in the Letter of Transmittal and Direction (and NOT to Computershare Trust Company).

If you need assistance in completing the enclosed Letter of Transmittal and Direction, please contact one of the persons listed at the end of that document.


Yours truly,


EMCO LIMITED


By: /s/ Wayne Lawrence

Wayne Lawrence
Assistant Treasurer